PRESS RELEASE
FOR IMMEDIATE RELEASE
06-15

Contacts:	James Haddox, CFO	Ken Dennard / ksdennard@drg-e.com
	Reba Reid	Lisa Elliott / lelliott@drg-e.com
	Quanta Services, Inc.	DRG&E
	713-629-7600	713-529-6600
QUANTA SERVICES REPORTS SECOND QUARTER RESULTS
Internal Revenue Growth of 17 Percent
Gross Margins Increased from 12.3 Percent to 15.6 Percent
EPS Increased from $0.03 to $0.14
HOUSTON — August 2, 2006 — Quanta Services, Inc. (NYSE:PWR) today announced results for the three and six months ended June 30, 2006.
     Revenues in the second quarter of 2006 were $514.0 million compared to revenues of $439.3 million in the second quarter of 2005. For the second quarter of 2006, net income was $17.7 million or $0.14 per diluted share, compared to net income of $3.3 million or $0.03 per diluted share in the second quarter of 2005.
     Revenues for the first six months of 2006 were $1.01 billion compared to $811.8 million for the first half of 2005. For the first six months of 2006, the company reported net income of $25.5 million or $0.21 per diluted share, compared to a net loss of $1.8 million or a loss per diluted share of $0.02 in the first six months of last year.
     “We continue to benefit from improvement in the electric utility and telecommunications industries,” said John R. Colson, chairman and chief executive officer of Quanta Services. “Our internal revenue growth of 24 percent for the first six months of 2006 over the first six months of 2005, and operating margin increase of 460 basis points during that same period, are evidence of Quanta’s ability to meet the growing needs of its customers and the strengthening of our markets.”
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QUARTER HIGHLIGHTS —
•	Amended Credit Facility — During the second quarter, Quanta entered into a five-year credit facility with a syndicate of lenders led by Bank of America, N.A. The $300.0 million senior secured revolving credit facility matures on June 12, 2011 and amends and restates Quanta’s previous $182.0 million credit facility. The credit facility was initially used for letters of credit totaling $124.4 million, which were priced at 1.625% of the face amount of the letters of credit versus approximately 3.0% under the previous credit facility. The credit facility, which contains customary financial and other covenants, provides improved flexibility for certain matters including acquisitions, investments, capital expenditures, subordinated indebtedness and debt prepayments.

•	Completed Offering and Tender Offer — During the quarter, Quanta completed the offering of $143.75 million aggregate principal amount of its 3.75% convertible subordinated notes due 2026 in a private placement pursuant to Rule 144A under the Securities Act of 1933. The notes will mature on April 30, 2026, and interest on the notes is payable at the rate of 3.75% per annum on April 30 and October 30 of each year, beginning on October 30, 2006. Holders may require the company to purchase their notes for cash on April 30, 2013, 2016 and 2021 and upon a change in control of the company prior to April 30, 2013. Following the closing, Quanta commenced a cash tender offer for all of its outstanding 4.0% convertible subordinated notes due 2007. The offer expired on June 13, 2006. Quanta repurchased all of the notes that were validly tendered, which represented $139,227,000 principal amount or 80.7% of the notes outstanding.
     As a result of amending the credit facility and repurchasing a portion of the 4.0% convertible subordinated notes, Quanta recorded a charge to interest expense in the second quarter of 2006 of approximately $3.3 million related to the write-off of deferred financing costs. Partially offsetting this charge was a gain on early extinguishment of debt of approximately $1.6 million, net of the tender offer costs. Also during the second quarter, Quanta settled a multi-year refund claim with the State of California, which had the effect of reducing income tax expense for the second quarter by $1.6 million. The after-tax effect of the above items was to increase net income for the second quarter of 2006 by $0.6 million, with diluted earnings per share remaining unchanged.
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OUTLOOK
          The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any business combinations or divestitures that may be completed after June 30, 2006.
          Quanta expects revenues for the third quarter of 2006 to range between $520 million and $550 million and diluted earnings per share to be between $0.15 and $0.17. These estimates include approximately $35 million of anticipated storm restoration revenues for the third quarter of 2006. In the third quarter of 2005, storm restoration revenues were approximately $74 million.
          Quanta Services has scheduled a conference call for August 2, 2006, at 9:30 a.m. eastern time. To participate in the call, dial 303-262-2140 at least 10 minutes before the conference call begins and ask for the Quanta Services conference call. Investors, analysts and the general public also will have the opportunity to listen to the conference call over the Internet by visiting the company’s web site at www.quantaservices.com. To listen to the call live on the web, please visit the Quanta Services web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call on the company’s website. A replay will also be available and may be accessed by calling 303-590-3000 and using the pass code 11066692. For more information, please contact Karen Roan at DRG&E by calling (713) 529-6600.
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          Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for the electric power, gas, telecommunications and cable television industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.
This press release contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to projected revenues and earnings per share and other financial and operating results, capital expenditures, growth in particular markets, benefits of the Energy Policy Act of 2005, strategies, expectations, intentions, plans, future events, performance, underlying assumptions, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties, including, among others, quarterly variations in operating results; adverse changes in economic conditions in relevant markets; the ability to effectively compete for market share; estimates and assumptions in determining financial results; beliefs and assumptions about the collectibility of receivables; the inability of customers to pay for services; the financial distress of Quanta’s casualty insurance carrier that may require payment for losses that would otherwise be insured; liabilities for claims that are self-insured or for claims that Quanta’s casualty insurance carrier fails to pay; potential liabilities relating to occupational health and safety matters; estimates relating to the use of percentage-of-completion accounting; dependence on fixed price contracts; rapid technological and structural changes that could reduce the demand for services; the ability to obtain performance bonds; cancellation provisions within contracts and the risk that contracts are not renewed or are replaced on less favorable terms; the ability to effectively integrate the operations of acquired businesses; retention of key personnel and qualified employees; the impact of a unionized workforce on operations and the ability to complete future acquisitions; potential shortage of skilled employees; growth outpacing infrastructure; risks associated with operating in international markets; potential exposure to environmental liabilities; requirements relating to governmental regulation; the ability to continue to meet the requirements of the Sarbanes-Oxley Act of 2002; the cost of borrowing, availability of credit, debt covenant compliance and other factors affecting financing activities; the ability to generate internal growth; the ability to successfully identify and complete acquisitions; the adverse impact of goodwill impairments; the potential conversion of outstanding convertible subordinated notes; and other risks detailed in Quanta’s Annual Report on Form 10-K for the year ended December 31,2005, Quanta’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, and any other reports of the company filed with the Securities and Exchange Commission. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s reports filed with the Securities and Exchange Commission.
- Tables to follow -

Quanta Services, Inc. and Subsidiaries Consolidated Statements of Operations For the Three and Six Months Ended June 30, 2006 and 2005 (In thousands, except per share information) (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2006		2005	2006		2005
Revenues	$514,048		$439,287	$1,010,542		$811,792
Cost of services	433,693		385,471	870,739		721,884

Gross profit	80,355		53,816	139,803		89,908
Selling, general & administrative expenses	46,640		43,874	88,915		86,336

Income from operations	33,715		9,942	50,888		3,572
Interest expense	(9,794)		(5,904)	(15,678)		(11,922)
Interest income	3,036		1,696	6,015		3,215
Gain on early extinguishment of debt	1,598		—	1,598		—
Other, net	180		97	328		262

Income (loss) before taxes	28,735		5,831	43,151		(4,873)
Provision (benefit) for taxes	11,075		2,488	17,633		(3,088)

Net income (loss)	$17,660		$3,343	$25,518		$(1,785)

Earnings (loss) per share:
Basic	$0.15		$0.03	$0.22		$(0.02)

Diluted	$0.14	(a)	$0.03	$0.21	(a)	$(0.02)

Shares used in computing earnings (loss) per share:
Basic	117,152		115,713	116,840		115,472

Diluted	142,014	(a)	116,341	141,827	(a)	115,472

(a)	As a result of applying the if-converted method for calculating diluted earnings per share, shares have been adjusted by an additional 24.2 million assuming conversion of Quanta’s 4.5% convertible subordinated notes, and net income has been adjusted by $2.2 million and $4.5 million for an addback of related interest expense for the three months and six months ended June 30, 2006, net of tax.

Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$309,521	$304,267
Accounts receivable, net	450,533	431,584
Costs and estimated earnings in excess of billings on uncompleted contracts	45,255	38,053
Inventories	27,526	25,717
Prepaid expenses and other current assets	29,680	31,389

Total current assets	862,515	831,010
PROPERTY AND EQUIPMENT, net	286,594	286,606
ACCOUNTS AND NOTES RECEIVABLE, net	9,707	15,229
OTHER ASSETS, net	33,788	33,583
GOODWILL AND OTHER INTANGIBLES, net	388,226	388,357

Total assets	$1,580,830	$1,554,785

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$922	$2,252
Accounts payable and accrued expenses	229,270	241,811
Billings in excess of costs and estimated earnings on uncompleted contracts	18,384	14,008

Total current liabilities	248,576	258,071
LONG-TERM DEBT, net of current maturities	—	7,591
CONVERTIBLE SUBORDINATED NOTES	447,023	442,500
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	149,912	142,885

Total liabilities	845,511	851,047

STOCKHOLDERS’ EQUITY	735,319	703,738

Total liabilities and stockholders’ equity	$1,580,830	$1,554,785

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